SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2004

CROSSROADS SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

000-30362

(Commission File Number)

Delaware (State of Other Jurisdiction of Incorporation)	74-2846643 (IRS Employer Identification No.)

8300 North MoPac Expressway, Austin, Texas (Address of Principal Executive Offices)	78759 (Zip Code)

(512) 349-0300
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 3.02 Unregistered Sales of Equity Securities

     As partial consideration for the purchase of substantially all of the assets of Teracruz, Inc. described in Item 8.01 below, on October 29, 2004, Crossroads Systems, Inc. issued a Common Stock Purchase Warrant, filed as Exhibit 4.1 to hereto, to Teracruz, Inc. to purchase up to 267,176 shares of Crossroads common stock at a purchase price of $1.38 per share. This warrant becomes exercisable October 29, 2005 and expires October 29, 2009. This issuance was made pursuant to an exemption from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof.

Item 8.01. Other Events.

     On October 29, 2004, Crossroads Systems, Inc. and Teracruz, Inc., a privately held company located in Huntsville, Alabama, entered into an Asset Purchase Agreement pursuant to which Crossroads purchased substantially all of the assets of Teracruz. The purchased assets consist primarily of Teracruz’s application acceleration and monitoring technology. As consideration for the purchase of these assets:

•	Crossroads paid $304,000 to Teracruz in the form of cash and cancellation of indebtedness;

•	During the three-year period ending October 29, 2007, Crossroads has agreed to make quarterly earn-out payments to Teracruz based on the sale of Teracruz products and products incorporating Teracruz technology and, separately, for the issuance of patents based on Teracruz technology. The maximum amount payable by Crossroads during the three-year earn-out period is $1,390,000. The minimum payment due to Teracruz at the end of the three-year period with respect to the product sale portion of the earn-out is $330,000 (less any previous amounts paid with respect to the product sale portions of the earn-out arrangements);

•	Crossroads issued to Teracruz a warrant, referenced in Item 3.02 above, to purchase up to 267,176 shares of Crossroads common stock at a purchase price of $1.38 per share; and

•	Crossroads assumed Teracruz’s existing three-year lease obligation for its 3900 sq.ft. facility in Huntsville, Alabama and hired five Teracruz employees.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibit No.	Description
	4.1	Warrant to Purchase Common Stock

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.
	By:	/s/ Rob Sims
Rob Sims
Dated: November 4, 2004		President and Chief Executive Officer